Exhibit 99.1

NEWS RELEASE for February 10, 2004

Investors: Matt Clawson Allen & Caron, Inc. (949) 474-4300	ChromaVision Medical Systems, Inc.: Stephen T. D. Dixon Executive Vice President & CFO (949) 443-3355	Safeguard Scientifics, Inc.: Deirdre Blackburn (610) 293-0600

CHROMAVISION SECURES NEW FINANCING; ANNOUNCES BIOPHARMA
EXPANSION; NAMES INTERIM CEO

SAN JUAN CAPISTRANO, CA and WAYNE, PA (February 10, 2004) – ChromaVision Medical Systems, Inc. (Nasdaq: CVSN), the leading provider of automated cell-imaging systems and manufacturer of the ACIS® digital microscope system, and Safeguard Scientifics, Inc. (NYSE:SFE), a leader in developing companies primarily in the information technology and healthcare life sciences areas and ChromaVision’s majority shareholder, announced today that they had closed on a new $5 million investment by Safeguard to support the expansion of ChromaVision’s services to the biopharmaceutical industry. The Company also announced that Michael F. Cola, the Chairman of ChromaVision’s Board of Directors, has assumed an interim role as Chief Executive Officer.

     Under the terms of the Safeguard investment, the Company received $5 million in exchange for 2,295,230 shares of common stock and warrants to purchase an additional 229,523 shares of common stock at $2.95 per share.

     Mr. Cola, Safeguard’s Managing Director for HealthCare and Life Sciences, has been actively involved with ChromaVision for more than three years, serving on the Board of Directors since July 2000 and leading the company as Chairman of the Board since Safeguard acquired a majority interest in the Company in June 2002. In addition, the Company announced today that former Chief Operating Officer Michael Schneider has left the Company to pursue another opportunity.

     Mr. Cola brings over 20 years of drug development and research & development experience to this role. Prior to joining Safeguard, Mr. Cola served as Vice President, Global Clinical Operations, of AstraZeneca and, prior to that had been responsible for U.S. product development operations at AstraMerck. “Safeguard’s investment today demonstrates its commitment to expanding the Company’s opportunities in the rapidly growing market for targeted oncology therapies and their companion diagnostics,” said Mr. Cola.

     “The Company has achieved significant market penetration in breast cancer diagnostics,

relying on its FDA-cleared diagnostic to capitalize on the successful introduction of Herceptin,” continued Mr. Cola. “Under the guidance of Dr. Ken Bauer, the Company has demonstrated the value of quantitative imaging to the drug development and commercialization process. Today’s funding is intended to support the expansion of ChromaVision’s biopharmaceutical services and to explore other complementary service opportunities.”

     “The market for companion diagnostics is relatively new and growing rapidly, with over 400 molecularly targeted therapeutics in late stage development,” said Bauer. “This new class of therapeutics generally requires a companion diagnostic to guide therapy, a need identified by the FDA.”

     To assist in the company’s strategic development, the Company further announced that Richard J. Cote, M.D., has been retained as a special consultant to the Company. Dr. Cote is a founder of IMPATH and guided the creation of IMPATH’s market leading position in clinical diagnostics and biopharmaceutical services. Dr. Cote is currently a professor of pathology at Keck School of Medicine/Norris Comprehensive Cancer Center, where his research includes several key aspects of target identification and clinical trial support.

About ChromaVision Medical Systems, Inc.

     ChromaVision Medical Systems, Inc., based in San Juan Capistrano, California, develops innovative medical systems to improve anatomic pathology diagnostics through accuracy, standardization and quantitation. ChromaVision’s ACIS® (pronounced a-sis) or automated cellular imaging system is a unique patented technology that detects, counts and classifies cells of clinical interest based on color, size and shape to assist pathologists in making critical medical decisions. Peer-reviewed clinical data and publications have demonstrated that the ACIS digital microscope and proprietary software can considerably improve accuracy and consistency over other methods of laboratory testing. ChromaVision’s mission is to improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe have adopted the company’s technology.

     ChromaVision and ACIS are registered trademarks of ChromaVision. For more information, visit www.chromavision.com.

About Safeguard Scientifics, Inc.

     Safeguard Scientifics (NYSE:SFE) is a company that seeks to create long-term value by taking controlling interests primarily in information technology and healthcare life sciences companies and developing them through superior operations and management support. Safeguard’s existing strategic companies focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. For more information, visit www.safeguard.com.

The statements contained herein regarding ChromaVision Medical Systems, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, the performance and acceptance of the Company’s system in the market place, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system the ability to obtain additional financing for its business on favorable terms or at all, unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Recent experience with respect to ACIS placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

The statements contained herein regarding Safeguard Scientifics, Inc. may contain forward-looking statements that involve risks and uncertainty, including risks associated with the uncertainty of future performance of Safeguard’s companies, acquisitions of additional companies and dispositions of companies, additional financing requirements, management of rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the effect of economic conditions in the business sectors in which its companies operate, its ability to execute our business strategy, the ability of its companies to execute their respective strategies, and other uncertainties described in Safeguard’s filings with the Securities and Exchange Commission. Safeguard does not assume any obligation to update any forward-looking statements or other information contained in this press release.

Safeguard does not assume any obligation to update any forward-looking statements or other information contained in this press release.

NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.

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